Dear Stockholders,

Today we released early results on Pandora Plus and a preview of a strong fourth quarter driven by robust advertising revenue performance. We are pleased with this progress and excited to enter the new year with such strong momentum across the business.

In an effort to ensure continued execution across core initiatives in 2017, we took a comprehensive look at our operations and made the hard decisions necessary to focus the company on the most significant opportunities in front of us. As a result, we reduced our U.S. employee base (excluding Ticketfly) by 7 percent and said goodbye to colleagues who have worked tirelessly to make Pandora the force it is today. We take tremendous pride in the caliber of our team and the strength of our culture, and are deeply grateful for their many contributions. These are the tough, but important moments in the evolution of companies on their way to building large, enduring businesses.

With our strategy fully crystallized, new products launching and promising momentum in the core business, we are prioritizing the highest value opportunities and deprioritizing others. A commitment to focus, execution and cost discipline will allow us to invest more heavily in product development and monetization, while significantly reducing our operating expenses. And we made significant progress in the maturation of our analytics and ad insertion technologies. This is important because it enables us to optimize the configuration of our products to drive additional revenue and realize leverage in our content costs. Together, these changes keep us on the path toward our long-term financial targets as we manage the business toward profitability.

With that said, I’d like to outline our 2017 strategic priorities:

1. Continued acceleration of the core advertising business
Perhaps the most notable signal in Q4 was RPM growth. This was not a one-time bump driven by overperformance on the part of our sales team. They vigorously attacked our quarterly goal, but we’re also seeing the early impact of a more aggressive approach to ad load, tapping into new sources of automated demand and growing efficiencies from demand generation. We will bring concerted focus to driving this monetization efficiency through technology investment and operational excellence.

2. Subscription growth
We drove more than 375,000 net new Plus subscribers in Q4, and with only a 7-day free trial in our acquisition toolkit. We are realizing the advantages of having a very large, endemic audience. In fact, more than 70 percent of our new subscribers came from in-app promotion - underscoring our assertion that we can garner subscribers while incurring minimal customer acquisition costs. This is one of the many points of differentiation in our paid subscription business, and bodes well for the launch of Premium later this quarter.

3. Artist and fan connections
On the heels of the successful completion of direct agreements with music labels and publishers, we have seen a dramatic increase in partnership activity. A mere two months post-launch, thousands of artists have used the new AMP tool to publish more than 7,000 messages heard by Pandora listeners over 600 million times. Even more encouraging is the early data that shows artist engagement actually drives listening session length. Targeted concert recommendations have further enhanced the listener experience and are helping Pandora evolve into a one-stop destination for all things music.

With all the strategic pieces - a massive and engaged audience, big data, a robust monetization engine and a vibrant music industry partnership - fitting together in a mutually reinforcing ecosystem, the new Pandora is firing on all cylinders as we enter 2017. And with a beloved consumer brand, fresh new look and go-to-market plan, we are poised to go after a much bigger market opportunity than ever before.

Sincerely,

Tim

Tim Westergren
Founder & CEO, Pandora

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